EXHIBIT 99.1

Company Contact:
Matthew Broder
VP, External Communications
Pitney Bowes Inc.
203 351 6347

www.pb.com

FOR IMMEDIATE RELEASE

Anne Busquet Elected a Director of Pitney Bowes;
Company Declares Common, Preference and Preferred Dividends

     STAMFORD, Conn., November 12, 2007 – Pitney Bowes Inc. (NYSE:PBI) announced today that Anne Busquet has been elected a director of the corporation, effective November 9, 2007.

     Busquet is the former chief executive officer of IAC Local & Media Services, a division of IAC/InterActiveCorp, an internet conglomerate with far-reaching media and online properties. Prior to joining IAC/InterActiveCorp, Busquet was a principal of AMB Advisors, LLC, an independent consulting firm she founded in 2001 that conducted broad strategic studies for businesses entering new markets and advised medium to large businesses on strategic alignment. She also spent more than two decades at American Express in a variety of executive roles.

     “We are very pleased to have Anne Busquet join Pitney Bowes as a director,” said Executive Chairman Michael Critelli. “She is a thoughtful strategist, an experienced executive, and a leader in understanding the impact of emerging media on marketing and business strategy. We look forward to tapping these areas of expertise at Pitney Bowes.”

      Busquet was elected to the class of Pitney Bowes directors whose terms expire at the 2009 annual meeting.

     In addition, The Board of Directors declared a quarterly cash dividend on the company’s common stock of 33 cents per share, payable December 12, 2007, to stockholders of record on November 23, 2007; a quarterly cash dividend of 53 cents per share on the company’s $2.12 convertible preference stock, payable January 1, 2008, to stockholders of record December 15, 2007, and a quarterly cash dividend of 50 cents per share on the company’s 4 percent convertible cumulative preferred stock, payable February 1, 2008, to stockholders of record January 16, 2008.

About Pitney Bowes

     Pitney Bowes is a mailstream technology company that helps organizations manage the flow of information, mail, documents and packages. Our 35,000 employees deliver technology, service and innovation to more than two million customers worldwide. The company was founded in 1920 and annual revenues now total $6 billion. More information is available at www.pb.com.

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